Exhibit 99.01

DexCom Inc. Reports First Quarter 2008 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 8, 2008) - DexCom, Inc. (Nasdaq:DXCM) today reported its unaudited financial results for the quarter ended March 31, 2008.

Product revenue grew to $1.8 million for the first quarter of 2008, an increase of over 80% from the $1.0 million in product revenue reported for the first quarter of 2007, and an increase of approximately 19% from the $1.5 million reported for the fourth quarter of 2007. Total first quarter 2008 revenue, which includes development grant revenue, was $1.9 million, an increase of 84% from the same quarter in 2007, and approximately 22% from the fourth quarter of 2007. The company reported a net loss of $13.0 million or $0.44 per share for the first quarter of 2008, up from $10.9 million or $0.39 per share for the first quarter of 2007. Of the $2.1 million increase in net loss, there was $1.2 million in additional non-cash expenses during the first quarter of 2008.

Cost of sales totaled $3.2 million for the first quarter of 2008, compared to $3.1 million for the first quarter in 2007. The slight increase was due to development activities incurred relating to a development agreement entered into during the first quarter of 2008. Research and development expense increased by approximately $0.8 million to $4.8 million for the first quarter of 2008, compared to $4.0 million for the first quarter of 2007. Changes in research and development expense include higher clinical, regulatory, and development costs. Selling, general and administrative expense increased by approximately $1.0 million to $6.4 million for the first quarter of 2008, compared to $5.4 million for the first quarter of 2007, with the change primarily due to additional general and administrative costs including increased share-based compensation. As of March 31, 2008, the Company had $56.6 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (888) 240-9352 (US/Canada) or (913) 312-0725 (International) and use the participant code “1245037” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2008, as filed with the Securities and Exchange Commission on May 8, 2008.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Balance Sheets

(In thousands – except share and per share data)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$23,952	$23,115
Short-term marketable securities, available-for-sale	26,632	41,208
Accounts receivable, net	321	215
Inventory	1,824	1,139
Prepaid and other current assets	1,118	1,614

Total current assets	53,847	67,291
Property and equipment, net	6,854	6,649
Restricted cash	5,977	914
Other assets	2,284	2,405

Total assets	$68,962	$77,259

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,245	$4,535
Accrued payroll and related expenses	2,410	2,537
Current portion of long-term debt	2,275	1,375
Current portion of deferred revenue	167	—

Total current liabilities	8,097	8,447
Long-term portion of deferred revenue	296	—
Other liabilities	673	666
Long-term debt, net of current portion	62,788	61,031

Total liabilities	71,854	70,144
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 29,753 and 29,479 issued and outstanding at March 31, 2008; 28,778 and 28,624 shares issued and outstanding at December 31, 2007	30	29
Additional paid-in capital	186,249	183,325
Accumulated other comprehensive income	53	13
Accumulated deficit	(189,224)	(176,252)

Total stockholders’ (deficit) equity	(2,892)	7,115

Total liabilities and stockholders’ equity	$68,962	$77,259

DexCom, Inc.

Statements of Operations

(In thousands – except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Product revenues	$1,824	$1,012
Development grant revenue	38	—

Total revenues	1,862	1,012
Product cost of sales	3,112	3,062
Development cost of sales	130	—

Total cost of sales	3,242	3,062

Gross margin	(1,380)	(2,050)
Operating expenses
Research and development	4,843	4,035
Selling, general and administrative	6,421	5,371

Total operating expenses	11,264	9,406

Operating loss	(12,644)	(11,456)
Interest income	565	792
Interest expense	(893)	(265)

Net loss	$(12,972)	$(10,929)

Basic and diluted net loss per share	$(0.44)	$(0.39)

Shares used to compute basic and diluted net loss per share	29,228	28,223